Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

September 3, 2025

Rein Therapeutics, Inc.

12407 N. Mopac Expy., Suite 250 #390

Austin, Texas 78758

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Rein Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of an aggregate of 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), under the Company’s registration statement on Form S-1, including the prospectus constituting a part thereof (the “Registration Statement”), being filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. Of the Shares, (i) 213,099 Shares (the “Commitment Shares”) have been issued as commitment shares to YA II PN, Ltd. (“Yorkville”) pursuant to that certain Standby Equity Purchase Agreement, dated as of July 29, 2025 (the “SEPA”), by and between the Company and Yorkville, and (ii) 9,786,901 Shares (the “Purchase Shares”) are reserved for future issuance pursuant to the SEPA.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the Restated Certificate of Incorporation, as further amended to date (the “Certificate of Incorporation”), and the Amended and Restated By-laws of the Company currently in effect, the SEPA, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and the authorization and approval of the SEPA and the transactions contemplated thereby, certified by an officer of the Company (the “Resolutions”), and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We have assumed (i) that the specific sale of the Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that that the sale and issuance of the Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation, and (b) the aggregate amount of Shares authorized for offer, sale and issuance by the Resolutions. We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that (i) the Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) the Purchase Shares have been duly authorized, and, when issued and sold as contemplated in the Registration Statement and the SEPA against payment therefor in accordance with the SEPA, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP